INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Metris Companies Inc.:



We consent to the incorporation by reference in Registration Statement Nos. 333-42529, 333-42961, 333-52627 and 333-52629 on Form S-8 of Metris Companies
Inc. of our report dated January 20, 1999 (except for the last paragraph of Note 6 and the last paragraph of Note 11 which are as of March 12, 1999) relating to the consolidated balance sheets of Metris Companies Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Metris Companies Inc.



/s/  KPMG Peat Marwick LLP
Minneapolis, Minnesota
March 30, 1999